Exhibit 99.1

CONTACTS:	Dennis M. Oates	Michael D. Bornak	June Filingeri
	Chairman,	VP Finance, CFO	President
	President and CEO	and Treasurer	Comm-Partners LLC
	(412) 257-7609	(412) 257-7606	(203) 972-0186

FOR IMMEDIATE RELEASE

UNIVERSAL STAINLESS REPORTS THIRD QUARTER 2013 RESULTS IN LINE WITH COMPANY GUIDANCE

BRIDGEVILLE, PA, November 4, 2013 – Universal Stainless & Alloy Products, Inc. (Nasdaq: USAP) today reported that net sales for the third quarter of 2013 were $48.5 million, which is in line with the Company’s guidance on October 28, 2013. Net sales were $42.9 million in the second quarter of 2013 and $61.4 million in the third quarter of 2012. Sequentially, third quarter 2013 shipment volume increased 15% compared to the second quarter of 2013, but decreased by the same percentage from the third quarter of 2012.

Compared with the second quarter of 2013, tons shipped increased to most end markets. Aerospace shipments were up 19%, power generation shipments were up 48%, and oil and gas shipments were up 30%, while heavy equipment market shipments were lower by 26%, mainly reflecting lower shipments of tool steel. There was also a step-up in premium alloy shipments both sequentially and from the third quarter of 2012.

The gross margin for the third quarter of 2013 was $2.4 million or 5.0% of sales in the third quarter of 2013, compared with gross margin as a percentage of sales of 12.4% in the second quarter of 2013 and 15.2% in the third quarter of 2012. As previously reported, the decrease was primarily due to a shift in sales mix to lower margin products, lower surcharges due to the decline in raw material prices, and lower manufacturing utilization.

As a result, the Company incurred an operating loss of $2.0 million in the third quarter of 2013 as compared to operating income of $0.4 million in the second quarter of 2013 and $4.7 million in the third quarter of 2012.

The net loss for the third quarter of 2013 was $1.7 million, or $0.25 per diluted share, also in line with guidance. The net loss for the third quarter of 2013 included a $0.4 million favorable settlement of an escrow account related to the asset purchase of the North Jackson facility in 2011 and a tax benefit of $0.7 million. In comparison, net income was $0.5 million, or $0.06 per diluted share, including a tax benefit of $0.8 million, in the second quarter of 2013, and $2.7 million, or $0.38 per diluted share, in the third quarter of 2012.

For the first nine months of 2013, the Company’s net sales were $140.5 million and net loss was $1.2 million, or $0.17 per diluted share. That compares with net sales of $203.8 million and net income of $13.5 million, or $1.86 per diluted share for the first nine months of 2012.

The Company proactively reduced its spending levels and production volumes along with reducing inventory levels during the third quarter of 2013 and generated cash from operations of $11.5 million. In turn, the Company repaid $8.8 million of its long-term debt obligations. Capital expenditures for the first nine months of 2013 were $10.4 million compared to $30.7 million for the first nine months of 2012. Backlog (before surcharges) at September 30, 2013 was $39.9 million compared with $49.2 million at June 30, 2013.

Chairman, President and CEO Dennis Oates commented: “The sequential growth in our third quarter sales and shipment volume was accomplished amidst challenging conditions that have persisted all year. Even so, we saw strong growth compared to the second quarter in our sales and shipments to three of our four key markets - aerospace, our largest end market, power generation and oil & gas.

“Despite this solid top-line improvement, the shift in our sales mix combined with reduced surcharges and significantly lower manufacturing utilization in the third quarter negatively impacted our gross margin. Production levels were flexed downward in response to market conditions through most of our operations. However, we made the strategic decision to maintain our newly-trained workforce in our North Jackson facility to continue its progress towards achieving customer approvals of our newer products.

“Our North Jackson operation is essential to our strategic plan to move Universal’s product mix to higher margin premium alloys. We continued to gain customer approvals throughout the third quarter and were very pleased to announce our long-term agreement with Haynes International last week. We were also pleased to begin receiving orders in the quarter under our long-term agreement with Rolls-Royce.”

“As we look to the balance of 2013, we will continue to execute our strategic plan. Difficult industry conditions are expected to persist in the fourth quarter; however, 2014 is expected to be a year of recovery in most of our end markets.”

Webcast

The Company has scheduled a conference call for today, November 4, at 10:00 a.m. (Eastern) to discuss third quarter 2013 results. A simultaneous webcast will be available on the Company’s website at www.univstainless.com, and thereafter archived on the website through the end of the fourth quarter of 2013.

About Universal Stainless & Alloy Products, Inc.

Universal Stainless & Alloy Products, Inc., headquartered in Bridgeville, PA, manufactures and markets semi-finished and finished specialty steels, including stainless steel, nickel alloys, tool steel and certain other alloyed steels. The Company’s products are used in a variety of industries, including aerospace, power generation, oil and gas, and heavy equipment manufacturing. Established in 1994, the Company, with its experience, technical expertise, and dedicated workforce, stands committed to providing the best quality, delivery, and service possible. More information is available at www.univstainless.com.

Forward-Looking Information Safe Harbor

Except for historical information contained herein, the statements in this release are forward-looking statements that are made pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks include, among others, the concentrated nature of the Company’s customer base to date and the Company’s dependence on its significant customers; the receipt, pricing and timing of future customer orders; changes in product mix; the limited number of raw material and energy suppliers and significant fluctuations that may occur in raw material and energy prices; risks related to property, plant and equipment, including the Company’s reliance on the continuing operation of critical manufacturing equipment; risks associated with labor matters; the Company’s ongoing requirement for continued compliance with laws and regulations, including applicable safety and environmental regulations; the ultimate outcome of the Company’s current and future litigation and matters; risks related to acquisitions that the Company may make; and the impact of various economic, credit and market risk uncertainties. Many of these factors are not within the Company’s control and involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from any future performance suggested herein. Any unfavorable change in the foregoing or other factors could have a material adverse effect on the Company’s business, financial condition and results of operations. Further, the Company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the Company’s control. Certain of these risks and other risks are described in the Company’s filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or may be obtained upon request from the Company.

- TABLES FOLLOW -

UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.

FINANCIAL HIGHLIGHTS

(Dollars in thousands, except share and per share information)

(Unaudited)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net Sales
Stainless steel	$38,133	$48,432	$105,803	$160,844
High-strength low alloy steel	4,373	4,880	14,831	16,959
Tool steel	3,849	4,768	13,951	15,638
High-temperature alloy steel	1,168	1,930	3,243	6,099
Conversion services and other sales	937	1,350	2,654	4,300

Total net sales	48,460	61,360	140,482	203,840

Cost of Products Sold
Material cost of products sold	25,589	30,988	74,769	102,016
Operating cost of products sold	17,004	18,036	42,740	57,966
Depreciation expense	3,429	2,999	10,581	8,676

Total cost of products sold	46,022	52,023	128,090	168,658

Gross margin	2,438	9,337	12,392	35,182

Selling, general and administrative expenses	4,467	4,422	13,459	13,150
Severance expenses	—	263	356	381

Operating (loss) income	(2,029)	4,652	(1,423)	21,651

Interest expense	(752)	(602)	(2,278)	(1,924)
Other income	418	28	481	89

(Loss) income before income taxes	(2,363)	4,078	(3,220)	19,816

(Benefit) provision for income taxes	(652)	1,333	(2,027)	6,280

Net (loss) income	$(1,711)	$2,745	$(1,193)	$13,536

Net (loss) income per common share – Basic	$(0.25)	$0.40	$(0.17)	$1.97

Net (loss) income per common share – Diluted *	$(0.25)	$0.38	$(0.17)	$1.86

Weighted average shares of commonstock outstanding
Basic	6,960,967	6,877,915	6,943,208	6,863,564
Diluted	6,960,967	7,433,922	6,943,208	7,446,836

*	Diluted earnings per common share have been adjusted for interest expense, net of tax on convertible notes of $96 and $304 for the three and nine months ended September 30, 2012, respectively.

MARKET SEGMENT INFORMATION

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net Sales
Service centers	$30,748	$36,631	$92,360	$120,091
Rerollers	8,577	10,429	19,657	31,851
Forgers	4,688	8,056	15,750	30,924
Original equipment manufacturers	3,510	4,894	10,061	16,674
Conversion services and other sales	937	1,350	2,654	4,300

Total net sales	$48,460	$61,360	$140,482	$203,840

Tons shipped	9,843	11,614	28,027	38,925

MELT TYPE INFORMATION

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net Sales
Specialty alloys	$43,808	$57,675	$130,027	$191,840
Premium alloys *	3,715	2,335	7,801	7,700
Conversion services and other sales	937	1,350	2,654	4,300

Total net sales	$48,460	$61,360	$140,482	$203,840

END MARKET INFORMATION **

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net Sales
Aerospace	$28,723	$32,615	$79,448	$103,507
Power generation	6,378	8,294	16,668	27,678
Oil & gas	5,045	11,854	15,821	41,546
Heavy equipment	4,167	4,768	15,201	15,638
General industrial, conversion services and other sales	4,147	3,829	13,344	15,471

Total net sales	$48,460	$61,360	$140,482	$203,840

*	Premium alloys represent all VIM-produced products.
**	End market information is our estimate based upon customers and grade of material sold that will in-turn sell to the ultimate end market customer.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2013	2012
Assets

Cash	$80	$321
Accounts receivable, net	29,493	24,781
Inventory, net	82,670	95,749
Deferred income taxes	7,397	22,739
Refundable income taxes	1,565	1,594
Other current assets	1,466	2,246

Total current assets	122,671	147,430
Property, plant and equipment, net	205,704	206,150
Goodwill	20,268	20,268
Other long-term assets	2,293	2,418

Total assets	$350,936	$376,266

Liabilities and Stockholders’ Equity

Accounts payable	$12,045	$10,610
Accrued employment costs	3,293	4,671
Current portion of long-term debt	3,000	1,500
Other current liabilities	4,077	735

Total current liabilities	22,415	17,516
Long-term debt	91,600	105,242
Deferred income taxes	37,148	55,227
Other long-term liabilities	397	—

Total liabilities	151,560	177,985
Stockholders’ equity	199,376	198,281

Total liabilities and stockholders’ equity	$350,936	$376,266

CONSOLIDATED STATEMENTS OF CASH FLOW

	Nine Months Ended
	September 30,
	2013	2012

Operating activities:
Net (loss) income	$(1,193)	$13,536
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	12,174	10,356
Deferred income tax	(2,737)	12,236
Share-based compensation expense, net of tax benefit	1,210	979
Changes in assets and liabilities:
Accounts receivable, net	(4,712)	838
Inventory, net	12,212	(17,536)
Accounts payable	760	(14,661)
Accrued employment costs	(1,378)	(1,601)
Income taxes	552	3,378
Other, net	4,252	571

Net cash provided by operating activities	21,140	8,096

Investing activity:
Purchase of plant and equipment, net of amount included in accounts payable	(9,676)	(27,517)

Net cash used in investing activities	(9,676)	(27,517)

Financing activities:
Borrowings under revolving credit facility	63,328	100,752
Payments on revolving credit facility	(74,720)	(61,961)
Payment on term loan facility	(750)	(20,000)
Proceeds from stock options exercised	809	960
Payment of financing costs	(487)	(348)
Purchase of treasury stock	(38)	(234)
Tax benefit from share-based compensation expense	153	228

Net cash (used in) provided by financing activities	(11,705)	19,397

Net decrease in cash	(241)	(24)
Cash at beginning of period	321	274

Cash at end of period	$80	$250

Supplemental non-cash investing activity:
Purchase of property, plant and equipment included in accounts payable	$675	$3,222